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                                                                    EXHIBIT 99.1





               RON EILERS, PRESIDENT OF DELUXE CORPORATION, JOINS
                       COLE NATIONAL'S BOARD OF DIRECTORS

         CLEVELAND, Ohio, Dec. 5, 2002 -- Cole National Corporation (NYSE: CNJ) announced today that Ron Eilers, President and Chief Operating Officer of Deluxe Corporation (NYSE: DLX), has been appointed to its Board of Directors.

         Jeffrey A. Cole, Chairman and Chief Executive Officer, commented, "We are very pleased to have the President and Chief Operating Officer of a firm with an 87-year history of successful operations and integrity join Cole National's Board. Under Ron's leadership, Deluxe Corporation has been effectively leveraging its core competencies and developing new sources of revenue through new and expanding product offerings. We look forward to the contributions Ron can make as we continue to build Cole National's optical and gift businesses."

         Mr. Eilers has been President and Chief Operating Officer of Deluxe Corporation and a member of its Board of Directors since May 2000. Deluxe Corporation's three business units provide personal and business checks, business forms, labels, self-inking stamps, fraud prevention services and customer retention programs to banks, credit unions, financial services companies, consumers and small businesses. Deluxe's revenue reached $1.3 billion in 2001. Its net income totaled $185.9 million.

         Mr. Eilers holds a bachelor's degree in mechanical engineering from the University of Missouri and a master of management degree from Thomas Aquinas University. He joined Deluxe Corporation in 1988.

         With the addition of Mr. Eilers, Cole National's Board has been expanded to include nine directors.

ABOUT COLE NATIONAL

         Cole National Corporation's vision business, together with Pearle franchisees, has 2,178 locations in the U.S., Canada, Puerto Rico and the Virgin Islands, and includes Cole Managed Vision, one of the largest managed vision care benefit providers to approximately 94 million members with multiple provider panels and 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 781 locations nationwide, catalogs, and the Internet at www.thingsremembered.com. Cole also has a 21% interest in Pearle Europe, which has more than 1,145 optical stores in Austria, Belgium, Estonia, Finland, Germany, Italy, the Netherlands, Poland, Portugal, Russia and Sweden.